Exhibit 10.1

AGREEMENT

This AGREEMENT (this “Agreement”) is entered into as of this 10th day of June, 2008, by and among The Red Oak Fund, LP, a Delaware limited partnership, and the persons and entities affiliated with it and listed on the signature pages hereof (“Red Oak”), and SMTC Corporation, a Delaware corporation (“SMTC” or the “Company”).

WHEREAS, on the date hereof Red Oak is the beneficial owner of approximately 16% of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, Red Oak has sent letters to the Company and filed a Schedule 13D with the Securities and Exchange Commission on April 1, 2008, all detailing certain proposals (the “Proposals”) Red Oak has requested the Company to undertake related to the Company’s 2008 annual meeting of stockholders (the “2008 Annual Meeting”), its board of directors (the “Board”), the charter (the “Charter”) and the by-laws (the “By-laws”) of the Company and certain other matters;

WHEREAS, the Company is preparing its proxy statement (the “Proxy Statement”) for the 2008 Annual Meeting, and it has agreed to certain changes set forth in the Proposals which implicate the filing of the Proxy Statement; and

WHEREAS, the Company and Red Oak desire to enter into a global settlement to memorialize their agreement relating to the Proposals and to expedite the filing and delivery of the Proxy Statement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Board Nominees. Red Oak hereby withdraws, and the Company acknowledges the withdrawal of, Anthony Snow, Eric Pessagno, Rich Effress and Rahul Advani as proposed nominees to the Board for purposes of the 2008 Annual Meeting.

2. Walker Appointment. The Company agrees that, subject to his acceptance, the Board shall appoint Alex Walker to fill a vacancy on the Board in accordance with the By-laws, which appointment shall take place prior to the date of the 2008 Annual Meeting.

3. Compensation Committee. The Company agrees that, at such time as Mr. Walker is appointed to the Board and subject to his acceptance, Mr. Walker shall also be appointed by the Board to serve on the Management Development and Compensation Committee of the Board (the “Compensation Committee”) and along with other directors shall be considered for appointment as chair of such committee. The Company further agrees that, subject to his acceptance, the Board shall appoint Thomas Cowan to serve on the Compensation Committee.

4. Audit Committee. The Company agrees that, at such time as Mr. Walker is appointed to the Board and subject to his acceptance, Mr. Walker shall also be appointed by the Board to serve on the Audit Committee of the Board (the “Audit Committee”).

5. Amendments to Charter in 2008. The Company agrees that the Board shall (a) (i) amend the Charter to revise Articles VI, X, XII, XIII and XV to remove all provisions granting privileges to any individual shareholder, whether named or qualified by any particular ownership percentage and (ii) amend the relevant provisions of the Charter relating to the classified Board to restructure the Board into two classes, in each case as reflected in the form attached hereto as Exhibit A (the “Amended Charter”) and (b) submit proposal(s) for approval of the Amended Charter by the stockholders of the Company at the 2008 Annual Meeting (the “2008 Charter Proposals”) and recommend that the stockholders approve the 2008 Charter Proposals.

6. Board Structure Following 2008 Annual Meeting. The Company agrees that if the 2008 Charter Proposals related to the amendment described in Section 5(a)(ii) hereof are approved by the requisite number of stockholders of the Company at the 2008 Annual Meeting, following the filing of the Amended Charter with the Secretary of State of the State of Delaware, the Board shall take all such actions necessary to cause Class I of the Board to be comprised of Wayne McLeod, John Caldwell and Alex Walker (subject to Mr. Walker’s acceptance of his appointment to the Board), which such Class I shall serve until the Company’s 2009 annual meeting of stockholders (the “2009 Annual Meeting”), and Class II of the Board to be comprised of Thomas Cowan, William Brock and a third member to be appointed by the Board, which such Class II shall serve until the 2010 annual meeting of stockholders (the “2010 Annual Meeting”). The Company agrees that the size of the Board shall be set at six members and not be increased prior to the date of the 2010 Annual Meeting unless at any time prior thereto Red Oak’s ownership of Common Stock shall be less than 10% of the Company’s Common Stock outstanding.

7. Amendments to Charter in 2009. The Company agrees that, notwithstanding Section 6 above, at a reasonable time prior to the 2009 Annual Meeting, the Board shall (a) further amend the relevant provisions of the Amended Charter relating to the classified Board to declassify the Board so that all directors stand for re-election on an annual basis (the “Further Amended Charter”) and (b) submit proposal(s) for approval of the Further Amended Charter by the stockholders of the Company at the 2009 Annual Meeting (the “2009 Charter Proposals”); provided, however, that if at any time prior to the mailing of the proxy statement prepared by the Company in connection with the 2009 Annual Meeting Red Oak’s ownership of Common Stock shall be less than 10% of the Company’s Common Stock outstanding, the Company and the Board shall not be required to take any of the actions set forth in this Section 7.

8. Voting Agreement. Red Oak hereby agrees to vote all of the shares of Common Stock it owns or owned as of the record date either beneficially or as of record for the 2008 Annual Meeting (a) in favor of each of those individuals nominated as directors by the Board and standing for re-election at the 2008 Annual Meeting and (b) in favor of the Charter Proposals and each other proposal consistent with the terms hereof contained in the Proxy Statement in the manner that the Board recommends in the Proxy Statement.

9. Changes to Nominating and Governance Committee Policy. The Company agrees to revise the standing policy of the Nominating and Governance Committee (the “Nominating Committee”), and the applicable provisions, if any, of the Charter and the By-Laws (as provided in Section 10 hereof), to increase to three the limit on the number of nominees a stockholder may recommend to the Board annually and to remove the minimum stock ownership qualification for a stockholder to put forth any nominees (the “Nomination Conditions”), and the Company shall not alter the Nomination Conditions on or prior to the date of the 2010 Annual Meeting.

10. Amendments to By-laws. The Company agrees that the Board shall (a) amend the By-laws to revise Section 7.2 thereof to remove all provisions granting privileges to any individual shareholder, whether named or qualified by any particular ownership percentage, (b) amend the relevant provisions of the By-laws relating to the classified Board to restructure the Board into two classes and (c) amend the By-laws to reflect the Nomination Conditions, in the form attached hereto as Exhibit B (the “Revised By-laws”), provided, in the case of clauses (a) and (b) of this paragraph 10, that the 2008 Charter Proposals are approved by the requisite number of stockholders of the Company at the 2008 Annual Meeting.

11. Audit Committee Review. The Company agrees that the Audit Committee shall use its commercially reasonable efforts to (a) review the external audit fees incurred by the Company annually and take all actions designed to reduce such fees to the extent such a reduction is reasonably practicable without a diminution in the level of service provided by the Company’s external auditors or the value of such services to the Company and (b) undertake a review with the assistance of Company management of the procedures used to prepare quarterly and annual financial reports with a goal to shorten the reporting period following each quarter end.

12. Compensation Committee Review. The Company agrees that, consistent with its obligations and past actions under its executive compensation policies as set forth in its Annual Report on Form 10-K/A (Amendment No. 1) relating to its fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission, the Compensation Committee shall continue to periodically (a) review and benchmark Board compensation and propose any changes to Board compensation it deems appropriate as a result of such review, (b) review and benchmark the executive officer compensation and enter into good faith discussions with such executives to propose any changes to such compensation arrangements it deems appropriate as a result of such review and (c) establish criteria and annual targets for management annual incentive compensation.

13. Advice with Respect to Strategic Alternatives. The Company agrees that it shall use its commercially reasonable efforts to continue to explore the engagement of an advisor to provide advice to the Company on strategic alternatives, including, but not limited to, refinancings, acquisitions, mergers, joint ventures and the sale of all or a portion of the Company. The Company shall make a reasonable good faith effort to contact Integris LLC and such other firms as it deems suitable for the purpose and shall solicit proposals from Integris and such other firms.

14. Credit Agreements. The Company agrees that it shall use its commercially reasonable efforts to periodically review the terms of its outstanding credit facilities and, where feasible, to undertake good faith negotiations with its lenders to amend certain covenants to gain greater flexibility in its use of cash, specifically including permitting stock repurchases from its stockholders.

15. Release of Claims. Red Oak and the Company hereby release and forever discharge each other, and their respective directors, officers, partners, principals, employees and agents, from all claims and demands, rights and causes of action of any kind arising out of the Proposals, the Annual Meetings, the Amended Charter, the Further Amended Charter, the 2008 Charter Proposals, the 2009 Charter Proposals, the Revised By-laws and all other actions commenced, or any claims, whether asserted or unasserted, known or unknown as of the date hereof by or against the Company or Red Oak. Notwithstanding anything to the contrary in this paragraph, the foregoing releases shall not affect, waive, limit, modify or in any other way change in any manner any obligation or liability of any party under this Agreement, any instrument or agreement executed and delivered pursuant to this Agreement, or any breaches of fiduciary duty or similar claims on or after the date of this Agreement.

16. Company Representations and Warranties. The Company represents and warrants to Red Oak as follows:

(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Delaware. The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(b)	This Agreement has been duly and validly authorized by the Board, and executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and no other proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement.

17. Red Oak Representations and Warranties. Each member of Red Oak represents and warrants to the Company as follows:

(a)	To the extent that Red Oak is an entity, it is duly organized, validly existing and in good standing under the laws of the state in which it was incorporated or organized. It has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(b)	This Agreement has been duly and validly authorized by Red Oak’s governing bodies, and executed and delivered by Red Oak and constitutes its valid and binding obligation, enforceable against Red Oak in accordance with its terms, and no other proceeding on its part is necessary to authorize the execution, delivery and performance of this Agreement.

18. Standstill Agreement. Each member of Red Oak agrees that, until the date that is thirty (30) days prior to the advance notice deadline for submitting proposals for the 2009 Annual Meeting (the “Standstill Period”) and except as provided in this Agreement, neither it nor any of its affiliates or associates shall:

(a)	nominate any candidates for the Board of Directors of the Company;

(b)	submit a shareholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise under the By-laws, as in effect from time to time, directly or indirectly, to the Company;

(c)	file a proxy statement in opposition to the Company or otherwise solicit proxies or consents from any shareholders of the Company, except in response to a competing proxy solicitation initiated and maintained by a third party not affiliated with Red Oak without the cooperation or encouragement of Red Oak;

(d)	effect or seek (including, without limitation, entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way, advise, assist or encourage any other persons in connection with any of the foregoing;

(e)	request, directly or indirectly, any amendment or waiver of any provision of this paragraph 18 (including this sentence) by the Company or any of its agents or representatives.

19. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Company and Red Oak, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof.

20. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

21. Counterparts. This Agreement may be executed in any number of counterparts, which may be exchanged by PDF or facsimile each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement shall become effective when duly executed by each party hereto.

22. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

23. Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by and construed in all respects, including validity, interpretation and effect, in accordance with the laws of Delaware, applicable to contracts executed and to be performed wholly within such state without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state courts in New York, New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the state or federal courts in New York, New York, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties’ principal place of business or as otherwise provided by applicable law.

[Next page is the signature page.]

IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the date first written above.

THE RED OAK FUND, LP

By:	Red Oak Partners, LLC,
its general partner

By:	/s/ David Sandberg
Name:	David Sandberg
Title:	Managing Member

RED OAK PARTNERS, LLC

By:	/s/ David Sandberg
Name:	David Sandberg
Title:	Managing Member

DAVID SANDBERG

/s/ David Sandberg

SMTC CORPORATION

By:	/s/ John C. Caldwell
Name:	John C. Caldwell
Title:	Chief Executive Officer and President